Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier, Vice President, Investor Relations

217-788-5738

HORACE MANN REPORTS THIRD QUARTER 2016

NET INCOME PER SHARE OF $0.65; OPERATING EPS OF $0.58

•	Third quarter net income increased 23%, driven primarily by strong investment results
•	Sales increased in all lines for the quarter
•	Book value per share excluding the fair value adjustment for investments of $27.54, up 4% compared to a year ago

SPRINGFIELD, Ill., October 31, 2016 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three and nine months ended September 30, 2016:

Horace Mann Financial Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share amounts)	2016	2015	Change	2016	2015	Change
Total revenues	$291.3	$265.7	9.6%	$846.1	$804.3	5.2%
Net income	26.9	21.9	22.8%	63.9	72.4	-11.7%
Net income per diluted share	0.65	0.52	25.0%	1.55	1.71	-9.4%
Operating income*	24.2	21.2	14.2%	60.1	66.9	-10.2%
Operating income per diluted share*	0.58	0.50	16.0%	1.45	1.58	-8.2%
Book value per share				35.94	32.09	12.0%
Book value per share excluding the fair value adjustment for investments*				27.54	26.52	3.8%
Property and Casualty segment net income	6.7	11.2	-40.2%	16.0	32.1	-50.2%
Property and Casualty combined ratio	101.5%	95.4%	6.1 pts	102.4%	96.5%	5.9 pts
Property and Casualty underlying combined ratio*	96.6%	93.9%	2.7 pts	92.8%	90.5%	2.3 pts
Annuity segment net income	$ 15.7	$ 8.7	80.5%	$ 39.3	$ 33.0	19.1%
Life segment net income	4.6	3.6	27.8%	13.1	10.6	23.6%

* These measures are not based on accounting principles generally accepted in the United States (“non-GAAP”). They are reconciled to the most directly comparable GAAP measures in the supplemental numerical pages of this document. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the company’s reports filed with the SEC.

N.M. - Not meaningful.

“Horace Mann’s third quarter operating income was $0.58 per diluted share. Each of our segments reflected an increase in investment income, and the annuity net interest spread improved in the quarter. Property and casualty results in the quarter were impacted by adverse weather, resulting in an elevated level of catastrophe and non-catastrophe losses. Sales results were strong, with increases across all four of our product lines,” said Horace Mann’s President and CEO Marita Zuraitis.

“We are revising our estimate of full-year 2016 operating income to between $1.80 and $1.90 per share to incorporate third quarter results, as well as our current pretax estimate, $9 million to $11 million, of catastrophe losses related to Hurricane Matthew. In addition, we updated our guidance to include the elevated automobile loss severity and frequency trends,” stated Zuraitis.

Property and Casualty Segment

For the third quarter of 2016, property and casualty recorded net income of $6.7 million compared to $11.2 million for the same period in the prior year. The total property and casualty combined ratio of 101.5% increased 6.1 points compared to a year earlier. Catastrophe losses of $8.4 million pretax were $3.4 million higher than the third quarter of 2015, representing 1.9 points of the combined ratio increase. Prior years’ reserves continue to develop favorably; however, the favorable development in the current quarter was $2.1 million pretax lower than the amount a year ago, representing 1.5 points of the combined ratio increase. On an underlying basis, the auto loss ratio of 77.7% increased 1.1 points compared to a year earlier, primarily as a result of elevated auto loss frequencies. Despite a 3.9 point increase in the underlying property loss ratio, the current quarter’s result of 52.9% was strong; the increase reflected the impact of higher weather-related loss frequencies, partially offset by lower reinsurance costs. The total property and casualty expense ratio increased modestly compared to the third quarter of 2015, as anticipated. For both the three and nine months, property and casualty investment income improved by approximately $3 million.

For the first nine months of 2016, property and casualty net income of $16.0 million decreased $16.1 million compared to the prior year. The current period total property and casualty combined ratio of 102.4% increased 5.9 points compared to a year ago, including an underlying loss ratio that increased 1.4 points compared to the prior year, as well as a slightly higher expense ratio. Catastrophe losses were $11.6 million higher than the first nine months of 2015; favorable prior years’ reserve development was $5.7 million less than the prior year amount. On an underlying basis, the nine month auto loss ratio of 76.5% increased 3.1 points compared to a year earlier. For property, the underlying loss ratio was 43.6% for the current year, 2.3 points lower than the first nine months of 2015.

Compared to the first nine months of 2015, the property and casualty expense ratio of 27.2% increased 0.9 points, primarily due to a reduction in incentive compensation accruals recorded in the first quarter of 2015. The majority of that 2015 cost reduction benefited the property and casualty segment, increasing that segment’s net income by approximately $2 million and decreasing the combined ratio by approximately 1 percentage point for the nine months ended September 30, 2015.

Total property and casualty written premiums of $169.8 million and $476.3 million for the three and nine months ended September 30, 2016, respectively, each increased 5% compared to the prior year. The growth was driven primarily by increases in average premium per policy for both auto and property, accompanied by an increase in auto policies in force and reductions in catastrophe reinsurance costs.

Total property and casualty sales increased 3% and 7% compared to the three and nine months ended September 30, 2015, respectively. Auto sales increased 3% for the current quarter and 8% for the nine months compared to the prior year periods, while property sales increased 2% and 4% for the respective periods. Policy retention continues to be strong with auto and property policy retention rates for the current period at 84% and 88%, respectively.

Annuity Segment

For the three and nine months ended September 30, 2016, annuity segment net income of $15.7 million and $39.3 million, respectively, increased $7.0 million and $6.3 million compared to the prior year periods. In the current year, both periods reflected an increase in the net interest margin partially offset by an increase in operating expenses including costs related to the company’s continued modernization of technology and infrastructure. And, in the current year, the impact of unlocking deferred policy acquisition costs had a minimal impact on pretax income compared to the $1.9 million decrease to pretax income recorded in both the three and nine months ended September 30, 2015. The annuity segment also benefited from a reduction in income tax of approximately $1.5 million related to the filing of the prior calendar year tax return.

The nine month 2016 annualized net interest spread on fixed annuity assets was 195 basis points. This measure increased 10 basis points from a year ago, which reflected an increase in investment prepayments and favorable returns on alternative investments, offset somewhat by the impact of the continued low interest rate environment. Total annuity assets under management of $6.3 billion increased 8% compared to September 30, 2015, and total cash value persistency remained strong at approximately 95%.

For the three months ended September 30, 2016, annuity deposits of $154.6 million increased 11% compared to the prior year period, while annuity deposits of $391.9 million for the current nine months decreased 7% compared to a year ago. The majority of the decline in annuity deposits for the current nine months was due to an elevated level of non-recurring deposits in the first half of 2015 related to changes in the company’s employee retirement savings plans.

Horace Mann’s total annuity sales increased 11% for the current quarter and decreased 4% compared to the nine months ended September 30, 2015, with the year-to-date change primarily reflecting reductions in single premium and rollover deposits, largely related to the company’s employee retirement savings plans, as well as a modest decrease in recurring deposit business for the nine months.

Life Segment

Life segment net income of $4.6 million and $13.1 million for the current three and nine months, respectively, increased $1.0 million and $2.5 million compared to the respective periods in 2015, primarily attributable to increases in investment income, as well as a year to date decrease in mortality losses in 2016, compared to the prior year periods.

In 2016, life segment insurance premiums and contract deposits of $27.2 million for the current quarter and $78.4 million for the nine months increased 9% and 6% compared to the respective periods in 2015. Life sales of $3.6 million increased $1.0 million compared to the third quarter of 2015, including an increase of $0.6 million for single premium sales, which included the company’s new Indexed Universal Life product. Similarly, the year to date sales of $10.7 million increased $3.3 million with $2.3 million of the increase attributable to single premium sales. Life persistency of 96% was comparable to 12 months earlier.

Investment Results

Total net investment income increased 17% and 9% compared to the three and nine months ended September 30, 2015, respectively. While asset balances in the annuity segment continued to grow, overall investment results reflected the increase in investment prepayment activity and favorable returns on alternative investments, partially offset by the impact of the current low interest rate environment. Pretax net realized investment gains were $4.0 million and $6.9 million for the three and nine months ended September 30, 2016, respectively.

Horace Mann’s net unrealized investment gains on fixed maturity and equity securities were $599.3 million at September 30, 2016, compared to net unrealized gains of $584.1 million at June 30, 2016 and $309.8 million at December 31, 2015. Net unrealized gains were $403.2 million at September 30, 2015.

Webcast Conference Call

Horace Mann’s senior management will discuss the company’s third quarter financial results with investors and analysts on November 1, 2016 at 9:00 a.m. Eastern Time. The conference call will be webcast live on the Internet at investors.horacemann.com and archived later in the day for replay.

Horace Mann — the largest national multiline insurance company focusing on educators' financial needs — provides auto, homeowners and life insurance, retirement products and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended June 30, 2016 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the supplemental numerical pages of this release and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

# # #

HORACE MANN EDUCATORS CORPORATION

Financial Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
EARNINGS SUMMARY

Net income	$26.9	$21.9	22.8%	$63.9	$72.4	-11.7%
Net realized investment gains, after tax (see below)	2.7	0.7	N.M.	3.8	5.5	-30.9%
Operating income (A)	24.2	21.2	14.2%	60.1	66.9	-10.2%

Per diluted share:
Net income	$0.65	$0.52	25.0%	$1.55	$1.71	-9.4%
Net realized investment gains, after tax (see below)	$0.07	$0.02	N.M.	$0.10	$0.13	-23.1%
Operating income (A)	$0.58	$0.50	16.0%	$1.45	$1.58	-8.2%

Weighted average number of shares and equivalent shares (in millions) - Diluted	41.3	42.3	-2.4%	41.4	42.4	-2.4%

RETURN ON EQUITY

Net income return on equity (B)				6.3%	7.7%	N.M.
Operating income return on equity excluding the fair value adjustment for investments (A) (C)				7.2%	9.0%	N.M.

FINANCIAL POSITION

Per share (D):
Book value				$35.94	$32.09	12.0%
Effect of the fair value adjustment for investments (E)				$8.40	$5.57	50.8%
Book value excluding the fair value adjustment for investments (A)				$27.54	$26.52	3.8%

Dividends paid	$0.265	$0.250	6.0%	$0.795	$0.750	6.0%

Ending number of shares outstanding (in millions) (D)				40.2	40.7	-1.2%

Total assets				$10,691.1	$9,903.5	8.0%
Short-term debt				-	113.0	-100.0%
Long-term debt, current and noncurrent				247.1	125.0	97.7%
Total shareholders' equity				1,444.1	1,307.2	10.5%

ADDITIONAL INFORMATION

Net realized investment gains
Before tax	$4.0	$1.3	N.M.	$6.9	$8.8	-21.6%
After tax	2.7	0.7	N.M.	3.8	5.5	-30.9%
Per share, diluted	$0.07	$0.02	N.M.	$0.10	$0.13	-23.1%

N.M. - Not meaningful.

(A)	These measures are not based on accounting principles generally accepted in the United States ("non-GAAP"). An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the company's reports filed with the SEC.
(B)	Based on trailing 12-month net income and average quarter-end shareholders' equity.
(C)	Based on trailing 12-month operating income and average quarter-end shareholders' equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.
(D)	Ending shares outstanding were 40,182,965 at September 30, 2016 and 40,741,071 at September 30, 2015.
(E)	Net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental Consolidated Data (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$191.1	$182.8	4.5%	$564.9	$544.9	3.7%
Net investment income	94.9	81.0	17.2%	270.7	248.3	9.0%
Net realized investment gains	4.0	1.3	N.M.	6.9	8.8	-21.6%
Other income	1.3	0.6	116.7%	3.6	2.3	56.5%

Total revenues	291.3	265.7	9.6%	846.1	804.3	5.2%

Benefits, claims and settlement expenses	135.7	121.1	12.1%	403.6	368.1	9.6%
Interest credited	48.6	46.2	5.2%	142.9	136.1	5.0%
Policy acquisition expenses amortized	24.5	25.7	-4.7%	73.1	73.4	-0.4%
Operating expenses	44.5	39.7	12.1%	130.6	115.6	13.0%
Interest expense	3.0	2.6	15.4%	8.9	9.6	-7.3%

Total benefits, losses and expenses	256.3	235.3	8.9%	759.1	702.8	8.0%

Income before income taxes	35.0	30.4	15.1%	87.0	101.5	-14.3%
Income tax expense	8.1	8.5	-4.7%	23.1	29.1	-20.6%

Net income	$26.9	$21.9	22.8%	$63.9	$72.4	-11.7%

PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty	$169.8	$162.0	4.8%	$476.3	$455.0	4.7%

Annuity deposits	154.6	139.3	11.0%	391.9	422.2	-7.2%

Life	27.2	24.9	9.2%	78.4	74.1	5.8%

Total	$351.6	$326.2	7.8%	$946.6	$951.3	-0.5%

SEGMENT NET INCOME (LOSS)

Property & Casualty	$6.7	$11.2	-40.2%	$16.0	$32.1	-50.2%

Annuity	15.7	8.7	80.5%	39.3	33.0	19.1%

Life	4.6	3.6	27.8%	13.1	10.6	23.6%

Corporate and other (A)	(0.1)	(1.6)	-93.8%	(4.5)	(3.3)	36.4%

Net income	$26.9	$21.9	22.8%	$63.9	$72.4	-11.7%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
PROPERTY & CASUALTY

Premiums written	$169.8	$162.0	4.8%	$476.3	$455.0	4.7%
Premiums earned	155.7	149.2	4.4%	461.5	443.6	4.0%
Net investment income	10.0	7.4	35.1%	29.0	25.8	12.4%
Other income	0.4	-	N.M.	0.8	0.2	N.M.
Losses and loss adjustment expenses (LAE)	116.0	102.7	13.0%	347.0	311.4	11.4%
Operating expenses (includes policy acquisition expenses amortized)	42.0	39.8	5.5%	125.3	116.7	7.4%
Income before tax	8.1	14.1	-42.6%	19.0	41.5	-54.2%
Net income	6.7	11.2	-40.2%	16.0	32.1	-50.2%

Net investment income, after tax	7.9	6.5	21.5%	23.2	21.9	5.9%

Catastrophe costs (A)
After tax	5.5	3.3	66.7%	31.5	23.9	31.8%
Before tax	8.4	5.0	68.0%	48.4	36.8	31.5%

Prior years' reserves favorable (adverse) development, before tax
Automobile	-	1.5	-100.0%	-	4.2	-100.0%
Property	0.7	1.3	-46.2%	4.3	4.6	-6.5%
Other liability	-	-	-	-	1.2	-100.0%

Total	0.7	2.8	-75.0%	4.3	10.0	-57.0%

Operating statistics:
Loss and loss adjustment expense ratio	74.5%	68.8%	N.M.	75.2%	70.2%	N.M.
Expense ratio	27.0%	26.6%	N.M.	27.2%	26.3%	N.M.
Combined ratio	101.5%	95.4%	N.M.	102.4%	96.5%	N.M.

Effect on the combined ratio of:
Catastrophe costs (A)	5.3%	3.4%	N.M.	10.5%	8.3%	N.M.
Prior years' reserve development	-0.4%	-1.9%	N.M.	-0.9%	-2.3%	N.M.

Combined ratio excluding the effects of catastrophe costs and prior years' reserve development ("underlying combined ratio") (B)	96.6%	93.9%	N.M.	92.8%	90.5%	N.M.

Policies in force (voluntary) (in thousands)				707	710	-0.4%
Automobile				486	485	0.2%
Property				221	225	-1.8%

Policy renewal rate (voluntary) - 12 months
Automobile				83.5%	84.8%	N.M.
Property				87.8%	88.1%	N.M.

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and, when applicable, catastrophe reinsurance reinstatement premiums.
For the periods presented, there were no reinsurance reinstatement premiums.
(B)	This measure is not based on accounting principles generally accepted in the United States ("non-GAAP").
See footnote (A) on page 1 of these supplemental numerical pages.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
ANNUITY

Contract deposits	$154.6	$139.3	11.0%	$391.9	$422.2	-7.2%
Variable	37.7	37.3	1.1%	117.6	132.6	-11.3%
Fixed	116.9	102.0	14.6%	274.3	289.6	-5.3%
Contract charges earned	6.4	6.6	-3.0%	18.6	19.3	-3.6%
Net investment income	66.3	56.2	18.0%	187.0	169.8	10.1%
Interest credited	37.4	35.1	6.6%	109.4	103.0	6.2%
Net interest margin (without realized investment gains/losses)	28.9	21.1	37.0%	77.6	66.8	16.2%
Other income	0.5	0.4	25.0%	2.0	1.5	33.3%
Mortality loss and other reserve changes	(1.4)	(1.0)	40.0%	(3.1)	(1.9)	63.2%
Operating expenses (includes policy acquisition expenses amortized)	14.1	14.1	-	41.3	37.4	10.4%
Income before tax	20.3	13.0	56.2%	53.8	48.3	11.4%
Net income	15.7	8.7	80.5%	39.3	33.0	19.1%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.1	$(1.9)	N.M.	$(0.6)	$(1.9)	-68.4%
Guaranteed minimum death benefit reserve	-	(0.1)	-100.0%	-	(0.1)	-100.0%

Annuity contracts in force (in thousands)				215	207	3.9%
Accumulated account value on deposit / Assets under management				$6,322.8	$5,879.1	7.5%
Variable				1,873.6	1,742.0	7.6%
Fixed				4,449.2	4,137.1	7.5%
Annuity accumulated value retention - 12 months
Variable accumulations				94.6%	94.1%	N.M.
Fixed accumulations				94.6%	94.8%	N.M.

LIFE

Premiums and contract deposits	$27.2	$24.9	9.2%	$78.4	$74.1	5.8%
Premiums and contract charges earned	29.0	27.0	7.4%	84.8	82.0	3.4%
Net investment income	18.8	17.7	6.2%	55.3	53.4	3.6%
Other income	0.3	0.1	N.M.	0.6	0.5	20.0%
Death benefits/mortality cost/change in reserves	18.3	17.4	5.2%	53.5	54.8	-2.4%
Interest credited	11.2	11.1	0.9%	33.5	33.1	1.2%
Operating expenses (includes policy acquisition expenses amortized)	11.5	10.7	7.5%	33.4	31.5	6.0%
Income before tax	7.1	5.6	26.8%	20.3	16.5	23.0%
Net income	4.6	3.6	27.8%	13.1	10.6	23.6%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$-	$-	-	$0.2	$0.1	100.0%

Life policies in force (in thousands)				198	201	-1.5%
Life insurance in force				$16,864	$16,312	3.4%
Lapse ratio - 12 months
(Ordinary life insurance)				4.1%	4.0%	N.M.

CORPORATE AND OTHER (A)

Components of income (loss) before tax:
Net realized investment gains	$4.0	$1.3	207.7%	$6.9	$8.8	-21.6%
Interest expense	(3.0)	(2.6)	15.4%	(8.9)	(9.6)	-7.3%

Other operating expenses, net investment income and other income	(1.5)	(1.0)	50.0%	(4.1)	(4.0)	2.5%
Loss before tax	(0.5)	(2.3)	-78.3%	(6.1)	(4.8)	27.1%
Net loss	(0.1)	(1.6)	-93.8%	(4.5)	(3.3)	36.4%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2016, $6,144.0; 2015, $5,892.0)				$6,675.5	$6,261.6	6.6%
Equity securities, at fair value (cost 2016, $62.2; 2015, $35.3)				65.0	33.2	95.8%
Short-term investments				178.6	72.3	147.0%
Policy loans				150.7	147.4	2.2%
Other investments				132.0	80.5	64.0%
Total Annuity and Life investments				7,201.8	6,595.0	9.2%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2016, $763.6; 2015, $784.5)				818.6	817.1	0.2%
Equity securities, at fair value (cost 2016, $62.6; 2015, $59.8)				72.6	62.9	15.4%
Short-term investments				2.1	4.4	-52.3%
Other investments				40.6	35.8	13.4%
Total Property & Casualty investments				933.9	920.2	1.5%

Corporate investments				33.5	26.0	28.8%

Total investments				8,169.2	7,541.2	8.3%

Net investment income
Before tax	$94.9	$81.0	17.2%	$270.7	$248.3	9.0%
After tax	63.0	54.3	16.0%	180.3	166.5	8.3%

N.M. - Not meaningful.

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